EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

1.	AK Chemie GmbH (Germany)
2.	Alcor Chemie AG (Switzerland)
3.	Alcor Chemie Vertriebs GmbH (Switzerland)
4.	Associated Octel Company (South Africa)(Pty) Ltd.
5.	Bycosin AB (Sweden)
6.	Bycosin Corp
7.	Bycosin de Mexico SA de CV (Mexico)
8.	Bycosin Ecuador SA (Ecuador)
9.	Bycosin Far East Pte Ltd. (Singapore)
10.	Bycosin Hungary Additive and Distributing Ltd. (Hungary)
11.	Bycosin Invest AB (Sweden)
12.	Bycosin SA de CV (Mexico)
13.	CP3500 Asia Pte Ltd. (Singapore)
14.	CP3500 International Ltd. (Cyprus)
15.	CP3500 International (Hellas) Ltd. (Greece)
16.	CP Manufacturing BV (Holland)
17.	Gamlen BV (Holland)
18.	Gamlen Industries SA (France)
19.	Interplast BV (Holland)
20.	Novoktan GmbH (Germany)
21.	OBOAdler Company Ltd. (United Kingdom)
22.	Octavision Ltd. (United Kingdom)
23.	Octel GmbH (Switzerland)
24.	Octel America Inc.
25.	Octel Alchemy (United Kingdom)
26.	Octel Corp.
27.	Octel Deutschland GmbH (Germany)
28.	Octel Developments PLC (United Kingdom)
29.	Octel Environmental Ltd. (United Kingdom)
30.	Octel Exhaust Systems Ltd. (United Kingdom)
31.	Octel France SAS (France)
32.	Octel Innovations Ltd. (United Kingdom)
33.	Octel International Ltd. (United Kingdom)
34.	Octel Italia Srl (Italy)
35.	Octel Performance Chemicals Holdings Inc (Formerly H Performance Products Inc.)
36.	Octel Performance Chemicals Inc (Formerly Hi-Mar Specialties Inc)
37.	Octel Performance Chemicals Ltd. (United Kingdom)
38.	Octel Petroleum Specialties Ltd. (United Kingdom)
39.	Octel Starreon LLC
40.	Octel Trading Ltd. (United Kingdom)
41.	Octel Valvemaster Ltd. (United Kingdom)
42.	ProChem Chemicals Inc
43.	Ringway Investments (United Kingdom)
44.	Societa Italiana Additivi Per Carburanti (United Kingdom)
45.	The Associated Octel Co. Ltd. (United Kingdom)